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PUBLIC RELATIONS:                                 INVESTOR RELATIONS:
Stacey Clark O'Hara                               Mary Thurber
Cisco Systems, Inc.                               Cisco Systems, Inc.
(408) 527-9365                                    (408) 526-8893
sohara@cisco.com                                  mthurber@cisco.com

John Shaw
Summa Four, Inc.
(603) 625-4050
shaw@summa4.com



                   CISCO SYSTEMS TO ACQUIRE SUMMA FOUR, INC.

               Extends Advanced Voice Services to IP Environment


     SAN JOSE, Calif. -- July 28, 1998 -- Cisco Systems, Inc. today announced it has signed a definitive agreement to acquire publicly-held Summa Four, Inc. (Nasdaq:SUMA) of Manchester, New Hampshire. Summa Four is a leading provider of programmable switches.

     Under the terms of the acquisition, between 1.0 and 1.4 million shares of Cisco common stock will be exchanged for all outstanding shares and options of Summa Four. Based upon Cisco's July 27, 1998 closing price of $97.50, the stock exchanged would have a value of approximately $116 million. In connection with the acquisition, Cisco expects a one-time charge against after-tax earnings of between $.04 and $.09 per share for purchased in-process research and development expenses in the first half of fiscal 1999. The acquisition has been approved by the board of directors of each company and is subject to various closing conditions, including approval under the Hart-Scott-Rodino Antitrust Improvements Act and approval by Summa Four stockholders.


CISCO EXTENDS VOICE SERVICES TO PACKET-BASED NETWORKS

     Summa Four's open standards-based programmable switches will enable Cisco to offer value-added telephony applications to new and existing service providers as well as extending these services to a voice-over-IP (Internet Protocol) infrastructure.
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These switches are used today by service providers for basic call switching as well as delivering value-added services such as voice mail, calling card and voice-activated dialing. This acquisition reaffirms Cisco's strategy to provide an open services environment enabling applications for circuit- and packet-switched networks.

        Cisco intends to expand Summa Four's existing relationships with application developers and will help them to extend their service platforms to voice-over-IP networks. Carriers will select from more than 50 market-leading application developers who have built a broad array of voice solutions based on Summa Four's switching family.

        Summa Four was founded in 1976. The 210 employees led by Summa Four President and CEO, Robert Degan, will become part of Cisco's Network-to-User Business Unit headed by Vice President and General Manager Kevin Kennedy within Cisco's Service Provider line of business.

ABOUT CISCO SYSTEMS

        Cisco System (NASDAQ:CSCO) is the worldwide leader in networking for the Internet. News and information are available at http://www.cisco.com


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Cisco, Cisco Systems, and the Cisco Systems logo are registered trademarks of
Cisco Systems, Inc. in the U.S. and certain other countries. All other trademarks mentioned in this document are the property of their respective owners.

This release may contain forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by Cisco with the SEC, specifically the most recent reports on Form 10-K and 10-Q, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including potential fluctuations in quarterly results, dependence on new product development, rapid technological and market change, acquisition strategy, manufacturing risks, risks associated with the Internet infrastructure, volatility of stock price, financial risk management and future growth subject to risks.




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